Exhibit 99.1

LV ADMINISTRATIVE SERVICES, INC.
335 Madison Avenue, 10th Floor
New York, New York 10017

May 6, 2009

JMAR Technologies, Inc.
JMAR Research, Inc.
JMAR/SAL Nanolithography, Inc. JSI Microelectronics, Inc.
c/o JMAR Technologies, Inc. 10905 Technology Place
San Diego, California 92127
Attn: David G. Wessing

Re:  Possession Notice

Dear Mr. Wessing:

Reference is made to that certain peaceful possession letter dated April 24, 2009 (the "Letter Agreement") from JMAR Technologies, Inc. ("JMAR"), JMAR Research, Inc. ("Research"), JMAR/SAL Nanolithography, Inc. ("JMAR/SAL") and JSI Microelectronics, Inc. ("JSI", together with JMAR, Research, JMAR/SAL, each a "Debtor", collectively, the "Debtors") to Laurus Master Fund, Ltd. (in Liquidation) ("Laurus"), Valens Offshore SPV I, Ltd. (as assignee of Laurus) ("Valens Offshore I"), Valens US SPV I, LLC (as partial assignee of Laurus) ("Valens US")and PSD SPV 2, Inc. (as assignee of PSource Structured Debt Limited (as assignee of Laurus)) ("PSD", together with Laurus, Valens Offshore I and Valens US, collectively, the "Secured Parties"). By delivery of this Possession Notice (as defined in the Letter Agreement), the Debtors shall be deemed to have granted to the Secured Parties all rights of possession in and to the Specified Collateral (as defined in the Letter Agreement and as specifically set forth on Schedule A hereto).

LV ADMINISTRATIVE SERVICES, INC., as agent

By /s/ Scott Bluestein
Name: Scott Bluestein
Title: Authorized Signatory

SCHEDULE A

Specified Collateral

Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the UCC.

The Specified Collateral includes all of each Debtor's property and assets, whether real or personal, tangible or intangible, including all of the following property in which it now has any right, title or interest:

(a)  all Inventory;

(b)  all Equipment;

(c)  all Fixtures;

(d)  all Goods;

(e)  all General Intangibles (including without limitation to, all refunds and prepaid expenses);

(f)  all Accounts;

(g)  all Deposit Accounts, other bank accounts and all funds on deposit therein;

(h)  all Investment Property;

(i)  all equity interests;

(i)  all Chattel Paper;

(k)  all Letter-of-Credit Rights;

(l)  all Instruments;

(m)    all Commercial Tort Claims;

(n)  all books and records;

(o)  all intellectual property and domain names, including, but not limited to, "www.jmar.com" ;

(p)  all Supporting Obligations including letters of credit and guarantee issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

(q)    (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting any collateral, all other cash or property at any time on deposit with or held by any of the Secured Parties for the account of any Debtor (whether for safekeeping, custody, pledge, transmission or otherwise); and

(r)    All products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including (i) insurance claims against third parties for loss of, damage to, or destruction of, the foregoing collateral and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

Notwithstanding the foregoing, the Specified Collateral does not include (a) any Debtor's rights, title, interest in and to, and/or any liabilities under, that certain Standard Industrial Net Lease dated as of July 1, 2005 by and between Collins-Tech R.B. and JMAR for the premises located at 10905 Technology Place, San Diego, California 92127 and/or (b) any Debtor's liabilities in respect of any contract except to the extent expressly assumed by the Secured Parties, or any other party, in writing.